EXHIBIT 99.1

FARMERS & MERCHANTS BANCORP ANNOUNCES A
17.2% INCREASE IN THE MID-YEAR CASH
DIVIDEND PER SHARE

The Board of Directors of Farmers & Merchants Bancorp has declared a mid-year cash dividend of $3.75 per share, a 17.2% increase over the $3.20 per share paid in June of 2005. The cash dividend will be paid on June 30, 2006, to shareholders of record on May 22, 2006. The total mid-year 2006 cash dividend will be $3,070,000 compared to $2,659,158 paid in 2005. Kent Steinwert, President and C.E.O. noted, “Farmers & Merchants Bancorp’s strong first quarter financial performance represented the 33rd consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board are extremely pleased with year-to-date results, and the Board unanimously approved the cash dividend. This is the ninth consecutive year that the mid-year cash dividend has been increased.”

Farmers & Merchants Bancorp reported net income of $4,937,000 for the quarter ending March 31, 2006. Earnings per share of common stock outstanding for the first quarter were $6.00, up 12.6% from the first quarter of the prior year. In addition, loans outstanding grew 11.8%, total core deposits, excluding public deposits, increased 8.0%, and total average assets were $1,329,923,000 up 9.4% over the first quarter of 2005. Return on average assets for the quarter was 1.48%, and return on average equity was 15.82%, an improvement of 78 basis points over the first quarter of the prior year. The Company’s loan quality has remained extremely high with non-performing assets as of March 31, 2006 totaling only 0.04% of loans. In addition, the Company’s loan loss reserve totaled $18,258,000 which represents 1.9% of loans.

Additionally, the Board of Directors decided that it will not be issuing a stock dividend in 2006. The Board of Directors emphasized that this decision will not influence the Board’s decisions regarding future cash dividends. President Steinwert observed, “In 1975 the Board began issuing stock dividends in order to increase the number of shares available in the marketplace, maintain an affordable share price, and satisfy market demand for the stock. As of December 31, 2005, the Company had over 820,000 shares outstanding. At this level, market trades appear to be occurring in an orderly and timely manner, providing shareholders with satisfactory liquidity.”

Although stock dividends achieve the same results as stock splits, just on a smaller scale, the required accounting for a stock dividend is very different. Under generally accepted accounting principles, the accounting for stock dividends requires that Retained Earnings be decreased in an amount equal to the market value of the shares being issued, and Additional Paid-In Capital be increased by a like amount. Therefore, although the Company’s total Shareholders’ Equity is unaffected, stock dividends have the undesirable long-term impact of limiting the level of Retained Earnings out of which cash dividends are paid. In the future, should the Board of Directors determine that it is beneficial to increase the number of shares outstanding, it will consider all options available to achieve this purpose.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, and celebrating its 90th anniversary, Farmers & Merchants Bank is a full service community bank with over $1.3 billion in assets. F&M Bank proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.

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